EXHIBIT 99.1

PRESS RELEASE

US $

RESOLUTE REPORTS PRELIMINARY FIRST QUARTER 2014 RESULTS

•	Q1 adjusted EBITDA of $40 million

•	GAAP net loss of $50 million / $0.53 per share

•	$55 million unfavorable impact due to abnormally cold winter

MONTREAL, CANADA, May 1, 2014 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended March 31, 2014, excluding special items, of $26 million, or $0.27 per share, down from net income, excluding special items, of $28 million, or $0.30 per share, in the first quarter of 2013. GAAP net loss was $50 million, or $0.53 per share, compared to $5 million, or $0.05 per share, in the first quarter of 2013. Sales were $1.0 billion in the quarter, down by $58 million from the first quarter of 2013.

“Operating costs ordinarily peak in winter, but this year has been extremely cold, and its effects weighed heavily on our quarterly results,” said Richard Garneau, president and chief executive officer. “The abnormally cold winter caused a material increase in energy costs, production disruptions, equipment failures and distribution constraints. Though some of these effects will carry into the second quarter, we’re focused on moving beyond this disappointing quarter, committed to maximize our competitive advantage in this challenging industry and improve our earnings power.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are reconciled below.

CONSOLIDATED QUARTERLY OPERATING INCOME VARIANCE AGAINST YEAR-AGO PERIOD

The Company recorded an operating loss of $33 million in the first quarter, compared to $49 million in the year-ago period. The seasonal effect of winter was significantly more severe in 2014, adversely affecting operating income by $55 million, and outweighing the favorable effect of the weaker Canadian dollar ($32 million). The effects of the abnormally cold winter included:

•	higher steam costs because of higher fuel energy pricing throughout most of the network and an increase in usage, particularly at the U.S. southeast mills, which are not designed for sustained freezing conditions;

•	high electricity costs at the Ontario mills because of volatility and sharp increases in that province’s market-based power rates;

•	approximately 30,000 metric tons of lost production due to natural gas curtailments, electricity costs or other process limitations and distribution constraints for lack of carrier availability; and

•	additional costs of freight, fiber in the U.S., labor, chemicals and maintenance.

The Company also experienced a greater than expected level of operational disruptions in the quarter, including mechanical failures in Catawba, the failure of the bleaching tower and a turbine valve at Saint-Félicien, and a failure in a machine’s vacuum blower at Augusta. Operational disruptions accounted for approximately 25,000 metric tons of lost production in the quarter, and $7 million of additional costs.

Overall pricing was lower this quarter ($15 million) because of lower average transaction prices in newsprint, specialty papers and wood products, more than offsetting the 8% increase in market pulp prices. In a segment facing secular decline, newsprint shipments were 3% higher, despite the effects of the abnormal weather and operational disruptions. Wood products shipments also rose by 4%. But shipments fell by 7% in specialty papers due to the abnormal weather and operational disruptions, and by 10% in market pulp for the same reasons, plus an increase in inventory as a result of timing and distribution constraints for lack of carrier availability. Manufacturing costs increased largely because of the effect of the abnormal winter and the operational disruptions, but also because of higher stumpage fees and other costs associated with the comprehensive modification of the forest tenure system in the province of Québec. These increases were only partly offset by the absence of start-up costs, lower pension and other postretirement benefit expenses, the addition of electricity cogeneration production at Thunder Bay and Gatineau, and lower labor costs from restructuring initiatives. Selling, general and administrative expenses were $8 million lower in the quarter. Because of the timing of asset optimization and mill restructuring initiatives, closure costs, impairment and other related charges were $30 million lower in the first quarter of 2014.

SEGMENT OPERATING INCOME VARIANCE AGAINST PRIOR QUARTER

Newsprint

Newsprint generated an operating loss of $15 million in the first quarter, compared to $19 million of operating income in the fourth quarter of 2013. The weaker Canadian dollar as well as mix and price deterioration in certain export markets caused the average transaction price to slip by 2%. Shipments were 6% lower compared to the fourth quarter, largely as a result of weather-related production disruptions, a mechanical failure at the Augusta mill and shipment timing. Despite the favorable effect of the weaker Canadian dollar, operating cost per unit (the “delivered cost”) rose by 8%, to $623 per metric ton, mostly due to the severe winter, particularly the cost of electricity at Ontario mills. Shipment timing was the largest contributor to the 26,000 metric ton increase in finished goods inventory.

Specialty Papers

Specialty papers generated an operating loss of $24 million in the quarter, compared to operating income of $11 million in the previous quarter. The average transaction price fell by 3%, led by sustained pressure in coated mechanical grades and, to a lesser degree, in supercalender grades. Overall shipments fell by 11%, reflecting seasonality in catalogue and retail end-uses, grade substitution, weather-related production disruptions and mechanical failures in Catawba. Despite the favorable effects of the weaker Canadian dollar and increased cogeneration production, the delivered cost rose by 8%, to $774 per short ton, mostly as a result of the severe winter, including a significant increase in steam costs, particularly at our U.S. southeast mills, and also additional costs following the mechanical failures at Catawba.

Market Pulp

Operating income was $8 million in the first quarter, compared to $16 million in the previous quarter. The average transaction price rose across all grades, by 3% overall, but shipments fell by 20%. In addition to the 23% increase in finished goods inventory, largely

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because of weather-related distribution constraints, vessel timing and one mill’s pre-outage inventory build, the drop in shipments reflects an increase in internal consumption of hardwood kraft pulp, operational disruptions at Saint-Félicien and weather-related production disruptions. These factors also pushed the delivered cost up by 5%, to $674 per metric ton, despite a drop in general maintenance costs.

Wood Products

Compared to the fourth quarter, operating income in the wood products segment rose by $3 million, to $12 million. The average transaction price rose by 2% but shipments dropped by 7% and inventory rose significantly, mostly due to softer demand as a result of the abnormal winter and distribution constraints for lack of carrier availability. The delivered cost fell by 2%, reflecting the weaker Canadian dollar and the retroactive reversal of certain export duties, despite an increase in log costs.

OUTLOOK

Mr. Garneau added: “The costs of natural gas and Ontario power normalized through April, but distribution constraints will likely continue through the second quarter, which will weigh on shipments as well as freight and warehousing costs. Despite that, we expect to reduce inventory and increase shipment volumes across all segments. Recent industry conversion announcements suggest higher newsprint operating rates toward the later part of the year. The coated papers portion of our specialty papers segment is expected to remain under pressure as a result of lower demand. Market prices for lumber have been trending down until recently due to the cautious recovery in U.S. housing starts.”

EARNINGS CONFERENCE CALL

The Company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 789-9572 (pass code 7888901) at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until May 15 by dialing (800) 408-3053 with the pass code 6365728.

DESCRIPTION OF SPECIAL ITEMS

Special items, net of tax	First quarter	First quarter
(in millions)	2014	2013
Foreign currency translation loss	$16	$7
Closure costs, impairment and other related charges	8	25
Inventory write-downs related to closures	1	2
Start-up costs of idled mill	—	11
Transaction costs	—	3
Other income, net	(1)	(15)

Total	$24	$33

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives; business and operating outlook, including the impact of weather; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in Part 1, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2013.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the SEC and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, specialty papers, market pulp and wood products. The company owns or operates over 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 90 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally-recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic.

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CONTACTS

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

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RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Sales	$1,016	$1,074
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	821	856
Depreciation and amortization	62	60
Distribution costs	120	123
Selling, general and administrative expenses	36	44
Closure costs, impairment and other related charges (1)	10	40

Operating loss	(33)	(49)

Other (expense) income:
Interest expense	(12)	(14)
Other (expense) income, net (2)	(13)	18

Loss before income taxes	(58)	(45)
Income tax benefit (3)	8	40

Net loss including noncontrolling interests	(50)	(5)
Net income attributable to noncontrolling interests	—	—

Net loss attributable to Resolute Forest Products Inc.	$(50)	$(5)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders: (4)
Basic	$(0.53)	$(0.05)
Diluted	(0.53)	(0.05)
Weighted-average number of Resolute Forest Products Inc. common shares outstanding: (4)
Basic	94.6	94.8
Diluted	94.6	94.8

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$240	$322
Accounts receivable trade, net	517	536
Accounts receivable other	88	98
Inventories, net	592	529
Deferred income tax assets	31	32
Other current assets	51	45

Total current assets	1,519	1,562

Fixed assets, net	2,256	2,289
Amortizable intangible assets, net	65	66
Deferred income tax assets	1,209	1,266
Other assets	208	202

Total assets	$5,257	$5,385

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$542	$533
Current portion of long-term debt	1	2
Deferred income tax liabilities	32	32

Total current liabilities	575	567

Long-term debt, net of current portion	597	597
Pension and other postretirement benefit obligations	1,189	1,294
Deferred income tax liabilities	23	26
Other long-term liabilities	60	62

Total liabilities	2,444	2,546

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,751	3,751
Deficit	(642)	(592)
Accumulated other comprehensive loss	(247)	(271)
Treasury stock at cost	(61)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	2,801	2,827
Noncontrolling interests	12	12

Total equity	2,813	2,839

Total liabilities and equity	$5,257	$5,385

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Cash flows from operating activities:
Net loss including noncontrolling interests	$(50)	$(5)
Adjustments to reconcile net loss including noncontrolling interests to net cash used in operating activities:
Share-based compensation	—	2
Depreciation and amortization	62	60
Closure costs, impairment and other related charges	4	37
Inventory write-downs related to closures	1	4
Deferred income taxes	(8)	(40)
Net pension contributions and other postretirement benefit payments	(34)	(16)
Loss on translation of foreign currency denominated deferred income taxes	48	35
Gain on translation of foreign currency denominated pension and other postretirement benefit obligations	(37)	(35)
Gain on forgiveness of note payable	—	(12)
Net planned major maintenance payments	—	(1)
Other, net	5	(4)
Changes in working capital:
Accounts receivable	29	(9)
Inventories	(64)	(43)
Other current assets	(5)	(11)
Accounts payable and accrued liabilities	8	18

Net change in working capital	(32)	(45)

Net cash used in operating activities	(41)	(20)

Cash flows from investing activities:
Cash invested in fixed assets	(36)	(40)
Disposition of other assets	—	2
Decrease in restricted cash	1	2
Decrease in deposit requirements for letters of credit, net	1	1

Net cash used in investing activities	(34)	(35)

Cash flows from financing activities:
Payments of debt	(1)	(1)
Contribution of capital from noncontrolling interest	—	8

Net cash (used in) provided by financing activities	(1)	7

Effect of exchange rate changes on cash and cash equivalents	(6)	—
Net decrease in cash and cash equivalents	(82)	(48)
Cash and cash equivalents:
Beginning of period	322	263

End of period	$240	$215

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 5 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended March 31, 2014 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(33)	$(50)	$(0.53)
Adjustments for special items:
Foreign currency translation loss	—	16	0.17
Closure costs, impairment and other related charges	10	8	0.09
Inventory write-downs related to closures	1	1	0.01
Other income, net	—	(1)	(0.01)

GAAP as adjusted for special items	$(22)	$(26)	$(0.27)

Three Months Ended March 31, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(49)	$(5)	$(0.05)
Adjustments for special items:
Foreign currency translation loss	—	7	0.07
Closure costs, impairment and other related charges	40	25	0.27
Inventory write-downs related to closures	4	2	0.02
Start up costs of idled mill	15	11	0.12
Transaction costs	3	3	0.03
Other income, net	—	(15)	(0.16)

GAAP as adjusted for special items	$13	$28	$0.30

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below.

See Note 5 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended March 31, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net (loss) income including noncontrolling interests	$(15)	$(24)	$8	$12	$(31)	$(50)
Interest expense					12	12
Income tax benefit					(8)	(8)
Depreciation and amortization	18	22	13	8	1	62

EBITDA	3	(2)	21	20	(26)	16
Foreign currency translation loss					14	14
Closure costs, impairment and other related charges					10	10
Inventory write-downs related to closures					1	1
Other income, net					(1)	(1)

Adjusted EBITDA	$3	$(2)	$21	$20	$(2)	$40

Three Months Ended March 31, 2013 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net (loss) income including noncontrolling interests	$(2)	$8	$(5)	$16	$(22)	$(5)
Interest expense					14	14
Income tax benefit					(40)	(40)
Depreciation and amortization	18	19	13	9	1	60

EBITDA	16	27	8	25	(47)	29
Foreign currency translation loss					5	5
Closure costs, impairment and other related charges					40	40
Inventory write-downs related to closures					4	4
Start up costs of idled mill					15	15
Transaction costs					3	3
Other income, net					(23)	(23)

Adjusted EBITDA	$16	$27	$8	$25	$(3)	$73

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three months ended March 31, 2014 and 2013 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Accelerated Depreciation	Pension Plan Settlement Gain	Severance and Other Costs	Total
Extended market-related outage:
Paper machine in Fort Frances, Ontario	$—	$—	$—	$6	$6
Permanent closure:
Paper machine in Iroquois Falls, Ontario	—	3	—	—	3
Other	1	—	—	—	1

2014 Total	$1	$3	$—	$6	$10

2013 Total	$—	$35	$(1)	$6	$40

2.	Other (expense) income, net for the three months ended March 31, 2014 and 2013 was comprised of the following:

(Unaudited, in millions)	2014	2013
Foreign exchange loss	$(14)	$(5)
Gain on forgiveness of note payable	—	12
Gain on liquidation settlement	—	9
Miscellaneous income	1	2

	$(13)	$18

3.	During the three months ended March 31, 2014, we recorded an income tax benefit of $8 million. When compared to an expected income tax benefit of $20 million based on the U.S. federal statutory income tax rate of 35%, our income tax benefit recorded reflects a net increase in valuation allowances, as well as foreign exchange related items.

4.	For the calculation of basic and diluted net loss per share for the three months ended March 31, 2014 and 2013, no adjustments to net loss attributable to Resolute Forest Products Inc. were necessary.

5.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share (“EPS”), in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance, and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our Consolidated Statement of Operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and EPS. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items—is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, inventory write-downs related to closures, start up costs of idled mills, gains and losses on disposition of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

Net income (loss) adjusted for special items—is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, net loss on extinguishment of debt, other income (expense) and U.S. deferred income tax asset valuation allowance.

EPS adjusted for special items—is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

EBITDA by reportable segment—is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation and amortization. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation and amortization.

Adjusted EBITDA – is defined as EBITDA excluding the special items described above.